Exhibit 99

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY,

IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO

WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF ANY JURISDICTION

For Immediate Release

2 April 2013

Vodafone Group Plc (“Vodafone”)

Verizon Communications Inc. (“Verizon”) notes the recent press speculation regarding a potential merger with or purchase by Verizon of Vodafone. As Verizon has said many times, it would be a willing purchaser of the 45% stake that Vodafone holds in Verizon Wireless. It does not, however, currently have any intention to merge with or make an offer for Vodafone, whether alone or in conjunction with others.

Enquiries:

RLM Finsbury

Charles Chichester: +44 (0) 20 7251 3801

City Code on Takeovers and Mergers (the “Code”)

For the purposes of Rule 2.8 of the Code, Verizon reserves the right to announce or participate in an offer or possible offer for Vodafone and/or take any other action which would otherwise be restricted under Rule 2.8 of the Code within 6 months of the date of this announcement:

(i)	with the agreement or recommendation of the board of directors of Vodafone; or

(ii)	following an announcement of an offer by or on behalf of a third party for Vodafone; or

(iii)	following the announcement by Vodafone of a “whitewash” proposal (see Note 1 on the Notes on Dispensations from Rule 9 of the Code) or a reverse takeover; or

(iv)	if there is a material change of circumstances.

Notice to US Investors

This announcement contains statements that may be considered forward-looking and are subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future events and could cause those events to differ materially from those that may be expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; competition in our markets; material changes in available technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environments in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or significant litigation and any resulting financial impact not covered by insurance; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; significant increases in benefit plan costs or lower investment returns on plan assets; and the inability to implement our business strategies. Verizon expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any statements contained herein except as otherwise required by law.